Exhibit 99.1
FINANCIAL HIGHLIGHTS
Croghan’s net income for the quarter ended December 31, 2007 was $1,363,000 or $.78 per common share, compared to $1,350,000 or $.75 per common share for the same period in 2006. Net income for the year ended December 31, 2007 was $5,511,000 or $3.13 per common share, compared to $5,489,000 or $3.03 per common share for the same period in 2006.
Croghan’s total assets at December 31, 2007 totaled $455,128,000 compared to $458,858,000 at December 31, 2006. Total loans decreased $6,764,000 or 1.9 percent to $350,514,000 at December 31, 2007 compared to $357,278,000 at December 31, 2006 and total securities decreased $10,434,000 or 16.9 percent to $51,479,000 from $61,913,000 at December 31, 2006. Cash and cash equivalents increased $13,506,000 to $25,349,000 at December 31, 2007 compared to $11,843,000 at December 31, 2006. Total deposits decreased $8,361,000 or 2.3 percent to $362,833,000 from $371,194,000 at December 31, 2006.
On December 11, 2007, the Board of Directors declared a dividend of $.31 per share, payable on January 31, 2008 to those shareholders of record as of January 11, 2008. Dividends declared in 2007 totaled $1.24 per share compared to $1.20 per share declared in 2006.
On January 15, 2008, the Board of Directors approved an extension of Croghan’s stock repurchase program through August 1, 2008. Up to 5% of Croghan’s outstanding common shares may periodically be purchased in the over-the-counter market during the six-month period commencing on February 1, 2008, depending upon the availability of shares, prevailing market prices and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, Croghan has repurchased 176,753 common shares.
On the basis of transaction prices quoted on the OTC Bulletin Board (symbol “CHBH”), the price for Croghan’s common shares ranged from $34.25 to $39.75 during the quarter ended December 31, 2007. Also, based upon transaction prices quoted on the OTC Bulletin Board, the closing price for Croghan shares on December 31, 2007 was $35.00, compared to a closing price of $35.75 on December 31, 2006.
MANAGEMENT COMMENTS
In concluding 2007, I would like to say that we are pleased with our overall results for the quarter ended December 31, 2007, particularly in view of the significant issues currently facing the banking industry. The subprime lending problems have helped to fuel the deteriorating condition of housing markets across the country, while lingering concerns over credit availability and quality, along with margin pressures, have plagued bank stock valuations in general. At Croghan, we have managed to avoid many of these pitfalls as we have stayed the course with our focus on our core business.
Director J. Terrence “Terry” Wolfe resigned from the board effective December 31, 2007, as he and his wife recently relocated out of state. We thank Terry for his 13+ years of service and will miss his valuable insight.
In response to our Norwalk market demands, we have completed a building and remodeling project for a new full service banking site in Norwalk, which includes an ATM, drive thru banking, and extended banking hours. This new office, which replaces the current private banking center, opened on January 22, 2008.

Another ongoing initiative is the impending implementation of our Client Relationship Management system. The planned launch for this new sales relationship platform will be in February, and will allow us to support the deepening of client knowledge and relationships. We have also established a new Wealth Management program called Wealth Station to deepen client relationships and value. This service is a browser-based financial modeling and planning tool to assist in developing retirement plans, portfolio allocations, and other financial plans for retail investors.
We continue to benefit from the consistency that evolves through technology, product and service enhancements and a team of experienced bankers who are committed to our clients and the communities we serve.
Croghan Bancshares, Inc.
Financial Highlights

	Three	Three
	Months Ended	Months Ended
	Dec 31,	Dec 31,	Percent
	2007	2006	Change

Net Income	$1,363,000	$1,350,000	1.0%

Income per common share	$0.78	$0.75	4.0%
Dividends per common share	$0.31	$0.30	3.3%

	Year Ended	Year Ended
	Dec 31,	Dec 31,	Percent
	2007	2006	Change

Net Income	$5,511,000	$5,489,000	0.4%

Income per common share	$3.13	$3.03	3.3%
Dividends per common share	$1.24	$1.20	3.3%

	Dec 31,	Dec 31,
	2007	2006

Assets	$455,128,000	$458,858,000	-0.8%
Loans	$350,514,000	$357,278,000	-1.9%
Securities	$51,479,000	$61,913,000	-16.9%
Deposits	$362,833,000	$371,194,000	-2.3%
Stockholders’ Equity	$53,288,000	$51,163,000	4.2%